(Exhibit)  99.1
KODAK

Media Contact:
Christopher Veronda, Kodak, +1 585-724-2622, christopher.veronda@kodak.com

Kodak Names Sharon Underberg General Counsel

ROCHESTER, N.Y., Dec. 16, 2014 – Sharon E. Underberg has been promoted to the role of General Counsel and elected Secretary and Senior Vice President, Eastman Kodak Company. With this appointment, effective January 6, 2015, Underberg joins Kodak’s Executive Leadership Team and will be reporting to Chief Executive Officer Jeff Clarke.

Underberg, 53, will be responsible for leading the company’s global legal function and for providing legal guidance to senior leadership.

“Sharon is a dynamic people leader, and the combination of her excellent track record on complex commercial transactions, her skills and her strengths as a team builder make her a perfect fit to help drive Kodak’s comeback,” said Clarke.

Currently Kodak’s Deputy General Counsel, Underberg has been an attorney with Kodak for 25 years. Prior to joining Kodak, she spent several years as an associate in the New York office of international law firm Fulbright & Jaworski (currently Norton Rose Fulbright). For much of her tenure with Kodak, Underberg has specialized in global commercial transactions, particularly acquisitions, divestitures, joint ventures and corporate financings.

She has led the legal team on numerous deals, including the completion of the acquisitions of the Kodak Polychrome Graphics (KPG) and NexPress joint ventures, the divestiture of the Health Imaging business and the spinoff of the Personalized Imaging and Document Imaging businesses. She has advised on every major financing transaction the company has completed in the past 15 years.

For the past seven years, Underberg has also managed the legal team providing advice to Kodak’s business units and recently assumed responsibility for labor and employment law advice and worldwide regional legal operations. She was an instrumental part of the team that led the company through its Chapter 11 restructuring, providing advice on a wide range of contractual, litigation, financing and divestiture activities.

Underberg also spent two years in the Kodak Corporate Secretary’s Office working with the Board of Directors on matters related to corporate governance, executive compensation and SEC reporting and disclosure matters.

Underberg received a B.A. degree in political science from Brandeis University and a J.D. degree from the University of Pennsylvania School of Law. She succeeds Patrick M. Sheller, currently General Counsel, Secretary, Chief Administrative Officer and Senior Vice President, who has decided to leave the company to pursue a new opportunity.

“Pat has been a strategic and committed leader for many years, including an exceptionally critical time for Kodak, most recently helping guide the company through complex restructuring and reorganization,” said Clarke. “We thank Pat for his many contributions and his long commitment to Kodak.”

About Kodak
Kodak is a technology company focused on imaging.  We provide -- directly and through partnerships with other innovative companies -- hardware, software, consumables and services to customers in graphic arts, commercial print, publishing, packaging, electronic displays, entertainment and commercial films, and consumer products markets. With our world-class R&D capabilities, innovative solutions portfolio and highly trusted brand, Kodak is helping customers around the globe to sustainably grow their own businesses and enjoy their lives. For additional information on Kodak, visit us at kodak.com, follow us on Twitter @Kodak, or like us on Facebook at KodakNow.

2014